Exhibit 99.1

Gladstone Commercial Corporation Reports Results for the Third Quarter Ended September 30, 2015

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., Oct. 27, 2015 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD), or the Company, today reported financial results for the third quarter ended September 30, 2015. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the	As of and for the
	three months ended	three months ended
	September 30, 2015	June 30, 2015	Change	% Change
Operating Data:
Total operating revenue	$ 21,375	$ 20,688	$ 687	3.3%
Total operating expenses	(13,643) (1)	(12,595)	(1,048)	8.3%
Other expense	(7,828)	(7,662)	(166)	2.2%
Net (loss) income	$ (96)	$ 431	$ (527)	-122.3%
Dividends attributable to preferred stock	(1,023)	(1,023)	--	0.0%
Dividends attributable to senior common stock	(263)	(261)	(2)	0.8%
Net loss attributable to common stockholders	$ (1,382)	$ (853)	$ (529)	62.0%
Real estate depreciation and amortization	9,006	8,947	59	0.7%
Impairment charge	622	--	622	NM (2)
Funds from operations available to common stockholders	$ 8,246	$ 8,094	$ 152	1.9%
Acquisition related expenses	138	255	(117)	-45.9%
Core funds from operations available to common stockholders	$ 8,384	$ 8,349	$ 35	0.4%

Share and Per Share Data:
Net loss attributable to common stockholders - basic & diluted	$ (0.06)	$ (0.04)	$ (0.02)	50.0%
FFO available to common stockholders - basic	$ 0.39	$ 0.39	$ --	0.0%
FFO available to common stockholders - diluted	$ 0.37	$ 0.37	$ --	0.0%
Core FFO available to common stockholders - basic	$ 0.39	$ 0.40	$ (0.01)	-2.5%
Core FFO available to common stockholders - diluted	$ 0.38	$ 0.39	$ (0.01)	-2.6%
Weighted average shares outstanding-basic	21,403,808	20,833,787	570,021	2.7%
Weighted average shares outstanding-diluted	22,232,251	21,664,386	567,865	2.6%
Cash dividends declared per common share	$ 0.375	$ 0.375	$ --	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 780,729 (3)	$ 766,626 (4)	$ 14,103	1.8%
Total assets	$ 838,483	$ 830,340	$ 8,143	1.0%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 576,912	$ 571,039	$ 5,873	1.0%
Total stockholders' equity	$ 230,427	$ 230,874	$ (447)	-0.2%
Properties owned	101 (3)	100 (4)	1	1.0%
Square feet owned	11,064,555 (3)	10,986,404 (4)	78,151	0.7%
Square feet leased	97.9%	97.9%	0.0%	0.0%

(1) Includes a $0.6 million impairment charge recognized on our Dayton, Ohio property during the three months ended September 30, 2015
(2) NM = Not meaningful
(3) Includes five properties classified as held for sale as of September 30, 2015. Includes real estate, held for sale of $19.3 million and 311,000 square feet.
(4) Includes one property classified as held for sale as of June 30, 2015. Includes real estate, held for sale of $2.8 million and 39,000 square feet.

Third Quarter Activity:

  Acquired property: Purchased one fully-occupied property consisting of 78,151 square feet for $13.0 million at an average cap rate of 9.9%;
  Issued new debt: Issued $7.5 million in mortgage debt collateralized by one property acquired this quarter at a fixed interest rate of 4.53%;
  Refinanced mortgages: Refinanced $11.3 million in mortgage debt originally scheduled to mature in 2015 at a variable interest rate equal to LIBOR + 2.25% (with a 3.0% LIBOR cap);
  Leased vacant property: Executed leases at our Raleigh, North Carolina and our Baytown, Texas properties (the Raleigh, North Carolina property is now 93% leased, and the Baytown, Texas property is now 57% leased);
  Modified lease: Modified lease with a tenant in Indianapolis, Indiana, that extended the lease for three years, and expanded their occupancy in the building, so that the building is now 100% occupied;
  Issued common stock: Issued 600,000 shares of common stock through our At The Market Program, resulting in net proceeds of $9.0 million; and
  Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4453125 per share on our Series C Term Preferred Stock and $0.2625 per share on our senior common stock.

Third Quarter 2015 Results: Core FFO available to common stockholders for the three months ended September 30, 2015, was $8.4 million, or $0.38 per share, a 0.4% increase when compared to the three months ended June 30, 2015. Total Core FFO increased primarily due to the increase in operating revenues derived from the acquisition this quarter, coupled with an increase in revenue from leasing vacant properties, partially offset by a full quarter of property operating expenses from properties with second quarter 2015 lease terminations.

Net loss attributable to common stockholders for the three months ended September 30, 2015, was ($1.4) million, or ($0.06) per share, compared to net loss attributable to common stockholders for the three months ended June 30, 2015, of ($0.9) million, or ($0.04) per share. A reconciliation of Core FFO to net income for the three months ended September 30, 2015 and June 30, 2015, which the Company believes is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Subsequent to the end of the quarter:

  Extended Leases: Extended the term of one lease that was set to expire in 2015;
  Acquired property: Purchased one fully-occupied property consisting of 90,626 square feet for $6.6 million at an average cap rate of 9.2%;
  Issued new debt: Issued $3.8 million in mortgage debt collateralized by one property acquired subsequent to the end of the quarter at a fixed interest rate of 4.59%;
  Line of Credit Expansion and Extension: Expanded line of credit from $75.0 million to $85.0 million, extended the term for 1-year through 2018 and added a $25.0 million, 5-year term loan facility; and
  Declared Distributions: Declared monthly cash distributions for October, November and December 2015 totaling $0.375 per share on its common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4453125 per share on our Series C Term Preferred Stock and $0.2625 per share on our senior common stock.

Comments from the Company's President, Bob Cutlip: "Our results for the quarter reflect an increase in revenues from our real estate investments made during the past two quarters, as well as our ability to execute leases on vacant properties. The cap rate on our acquisition during the third quarter of 2015 was 9.9% and it was financed at a very attractive interest rate, resulting in a highly accretive investment. We have successfully increased our asset base for 16 consecutive quarters and are extremely pleased with our activity, high occupancy and consistency over the last several years. We have a very strong pipeline today and expect to close deals on a consistent basis over the next 12 months, market conditions permitting. We continue to focus on our portfolio, working with our existing tenants to extend leases scheduled to expire in the remainder of 2015 and 2016, and to re-lease our space that remains vacant. We are looking forward to a successful 2016."

Conference Call: The Company will hold a conference call on Wednesday, October 28, 2015, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through November 28, 2015.  To hear the replay, please dial (855) 859-2056 and use conference number 61147413.  The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.gladstonecommercial.com.  The event will also be archived and available for replay on the Company's website through December 28, 2015.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through September 2015, the Company has paid 129 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 117 consecutive monthly cash distributions on its Series A Preferred Stock, 108 consecutive monthly cash distributions on its Series B Preferred Stock and 44 consecutive monthly cash distributions on its Series C Term Preferred Stock. The Company has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance. These items include the adjustment for property acquisitions costs, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company's calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company's presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the Company's ability, plans or prospects to re-lease its unoccupied properties, grow its portfolio, and negotiate to extend leases are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 18, 2015 and the Company's Form 10-Q for the quarter ended June 30, 2015, as filed with the SEC on August 3, 2015.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Commercial Corporation, +1-703-287-5893